Exhibit 99.1

PACKETEER TO ACQUIRE LEADING BRANCH OFFICE
INFRASTRUCTURE COMPANY TACIT NETWORKS
Addition of Tacit’s Wide Area File Services and CIFS Acceleration Technologies Create
New Application Delivery Framework for Centralized Network Architectures
Cupertino, Calif. – May 9, 2006 - Packeteer® (Nasdaq: PKTR), the global leader in WAN Application Optimization, today announced that it has signed a definitive agreement to acquire privately held Tacit Networks of South Plainfield, New Jersey. Tacit Networks is a technology leader providing complete branch office infrastructure solutions for organizations pursuing server, storage and resource consolidation to meet cost, security and regulatory compliance objectives. This acquisition will position Packeteer as a leading supplier in the large and fast growing market segment for “branch office box” solutions that deliver network services, network data reduction and file and bulk data caching for an estimated four million branch offices worldwide.
In connection with this announced acquisition, Brocade Communications (Nasdaq:BRCD) and Packeteer are also announcing a strategic relationship that includes Brocade as Packeteer’s exclusive OEM distributor for WAFS products. Brocade Communications is an investor and OEM partner of Tacit Networks.
Tacit Networks is the only supplier that delivers Common Internet File System (CIFS), Wide Area File Services (WAFS), and acceleration technologies plus a complete branch office server replacement solution that includes DNS, DHCP, file and print services, in partnership with Microsoft. This enables the extension of the data center to the branch in one easily managed appliance.
“This acquisition puts Packeteer on the short list for every CIO grappling with server consolidation initiatives and application performance issues that impact the user experience at the branch office,” said Dave Côté, president and CEO of Packeteer. “Ideally, enterprises want a complete branch office infrastructure solution from a single supplier to sustain transactional and collaborative application performance at the highest levels possible. Delivering this new combined product and technology solution to the market will allow our customers to realize this vision of superior application performance across their global organizations.”
The demand to improve branch office application management is being driven in large part by analyst estimates that greater than 60% of all corporate data exists outside the data center with nearly half of that residing in remote locations. Consequently, there is increasing pressure on IT management to consolidate branch office e-mail, file and application servers without sacrificing application performance, not only to reduce costs, but to comply with increasingly stringent regulatory requirements calling for more data accessibility, regardless of its location. Packeteer’s acquisition of Tacit directly addresses this market dynamic.
“Joining Tacit’s vision for application performance with Packeteer’s will enable the combined organization to solve virtually every networked application performance problem at the branch office,” stated Greg Grodhaus, chairman and CEO of Tacit Networks. “The core competencies of each company will combine to create a new, high performance application delivery framework for enterprises actively implementing centralized network architectures.”
Packeteer and Tacit Networks plan to work aggressively to fully integrate company operations and the combined product lines. The company’s complete vision for branch office application delivery, including WAN Optimization and server consolidation will be announced later in the second quarter.
Terms of the Deal
Under terms of the definitive agreement, Packeteer will acquire Tacit Networks for approximately $78 million in cash, plus the assumption of vested and unvested Tacit stock options which will be exercisable for an aggregate of approximately 300,000 shares of Packeteer Common Stock.
Tacit Networks standalone financial statements for the abbreviated second quarter 2006 stub period are expected to contribute approximately $1 million in revenues and $1 million in operating losses. While we expect higher revenues and improved operating margins on a quarterly basis for the second half of this year, we expect this transaction to be dilutive to Packeteer’s pro forma earnings through the fourth quarter. Our plans are for the transaction to be neutral to accretive to Packeteer pro forma earnings by early 2007.
The deal is expected to close in the second quarter of 2006 subject to customary closing conditions including shareholder and regulatory approvals. Tacit Networks will continue to operate in South Plainfield, New Jersey. Wachovia Securities has acted as Packeteer’s exclusive financial advisor in this transaction.
Conference Call Information
Packeteer will host a conference call at 5:30a.m. Pacific Daylight Time, May 9, 2006, to discuss the terms of the transaction and Packeteer’s strategy regarding the acquisition. The conference call will be webcast live at http://www.packeteer.com/investors or may be accessed by dialing 1-877-709-5342 or 1-210-234-0081, using the passcode Packeteer. A replay of the conference call can be accessed through the webcast at http://www.packeteer.com/investors or by dialing 1-888-566-0130 or 1-203-369-3709. The replay will be available through May 16, 2006.

About Packeteer
Packeteer, Inc. (NASDAQ: PKTR), is the global market leader in WAN Optimization and Application Traffic Management for wide area networks. Deployed at more than 7,000 companies in 50 countries, Packeteer solutions empower IT organizations with patented network visibility, control, and acceleration capabilities delivered through a family of intelligent, scalable appliances. For more information, contact Packeteer at +1 (408) 873-4400 or visit the company’s website at www.packeteer.com.
# # #
Safe Harbor Clause
The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended, including statements regarding Packeteer’s expectations, beliefs, intentions or strategies regarding the future. Forward-looking statements include, but are not limited to, express or implied statements regarding future revenues, revenue growth and profitability, spending levels by existing and prospective customers, the markets for our products, new product development benefits that can be obtained from the Tacit acquisition and the impact on Packeteer’s future combined financial performance, liquidity and macro economic conditions. All forward-looking statements included in this press release are based upon information available to Packeteer as of the date hereof. Packeteer assumes no obligation to update any such forward-looking statements. Forward-looking statements involve risks and uncertainties, which could cause actual results to differ materially from those projected. Actual results may differ materially due to a number of factors including the perceived need for our products, our ability to convince potential customers of our value proposition, the costs of competitive solutions, continued capital spending by prospective customers, our ability to successfully negotiate and integrate proposed acquisitions, and macro economic conditions. These and other risks relating to Packeteer’s business are set forth in Packeteer’s Form 10-K filed with the Securities and Exchange Commission on March 16, 2006, and Packeteer’s Form 10-Qs and other reports filed from time to time with the Securities and Exchange
Commission.
Packeteer, PacketShaper, PacketShaper Express are trademarks or registered trademarks of Packeteer, Inc. All other products and services are the trademarks of their respective owners.
Investor Contact
David C. Yntema
Chief Financial Officer
408-873-4518
dyntema@packeteer.com